Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by Experts” and to the inclusion in this Form 20-F of Allego N.V. of our report dated September 30, 2021, relating to the consolidated financial statements of Allego Holding B.V. at December 31, 2020, December 31, 2019, and January 1, 2019 and for the years ended December 31, 2020 and 2019.

/s/ Ernst & Young Accountants LLP

Amsterdam, Netherlands

March 22, 2022